ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (the “Agreement”), is entered into on the 11th day of June, 2007 by and between China RuiTai International Holdings Co., Ltd. (the "Company") and Mid-Continental Securities Corp. and its agents and/or assigns (the "Advisor").

NOW THEREFORE, for good and valuable consideration, the Company hereby employs the Advisor on the following terms and conditions:

          1. Term of Employment. Subject to the provisions for termination set forth below this Agreement will be in effect for one (1) year beginning on June 11, 2007, and ending on June 11, 2008 unless sooner terminated.

          2. Compensation. In consideration for the consulting services rendered and to be rendered by Advisor to the Company, the Company hereby agrees to issue to Advisor 1,300,000 restricted shares of the Company's common stock. The Company agrees that these shares shall be restricted shares of common stock pursuant to SEC Rule 144 and as such, will bear a restrictive legend or other restrictions on transfer or resale. The Company also agrees that said shares shall have "piggy-back" rights granting Advisor the right to have such shares included in the Company's first registration of shares subsequent to the issuance of said shares.

          3. Duties and Position. The Company hires the Advisor in the capacity of Advisor.  Advisor shall advise the Company from time to time with respect to the operation of the Company's business, including but not limited to advisement with respect to investor and public relations, introduction to, and communications and co-ordinations, mergers and acquisitions, corporate filings, market strategies, structure of deals and strategic relationships and alliances, and assisting the Company in obtaining equity or debt financing, and such other matters as the Company and Advisor shall mutually agree upon. Advisor services shall be rendered at such times as the Company and Advisor shall mutually agree. The Company acknowledges that Advisor has other business and employment arrangements and Advisor shall be required to devote only such time to advisory services for the Company as shall be reasonably required to perform such services.  (The Advisor's duties may be reasonably modified at the Company's discretion from time to time.  Advisor may devote more time to the company as needed).

4. Advisor to Devote Time to Company.  The Advisor will devote as much of its time, attention and energies to the business of the Company as necessary during this employment, the Advisor may engage in other business activity.  Advisor is not prohibited from making personal investments in any other businesses; those investments may require active involvement in the operation of said companies.

          5. Confidentiality of Proprietary Information. Advisor agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Advisor reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Advisor from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed, the right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Advisor for a breach or threatened breach of this condition, including the recovery of damages from the Advisor.

6. Effect of Prior Agreements. This Agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Advisor, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Advisor of a kind elsewhere provided and not expressly provided in this agreement.

7. Limited Effect of Waiver by Company. Should Company waive breach of any provision of this Agreement by the Advisor, that waiver will not operate or be construed as a waiver of further breach by the Advisor.

            8. Severability. If, for any reason, any provision of this Agreement is held invalid, all other provisions of this Agreement shall remain in effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Advisor shall be deemed reinstated as if this Agreement had not been executed.

           9. Assumption of Agreement by Company's Successors and Assignees. The Company's rights and obligations under this Agreement will inure to the benefit and be binding upon the Company's successors and assignees.

          10. Oral Modifications Not Binding. This Agreement is the entire agreement between the Company and the Advisor. Oral changes have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below, Agreement may be executed counterparts, each being an original and all of which, when taken together, shall be deemed to be one instrument.

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China RuiTai International Holdings Co. Ltd.

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Anna Herbst, President

Mid-Continental Securities Corp.

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 Frank Pioppi, Director